UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  September 22, 2009

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33387	77-0398779
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

2360 Owen Street
Santa Clara, California  95054
(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 980-8388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 22, 2009, GSI Technology, Inc. (“GSI”) entered into an Agreement of Purchase and Sale (the “Agreement”) with James S. Lindsey and Sally K. Lindsey, trustees of the Lindsey Family Trust dated May 25, 2004 and Khalil Jenab and Tiffany Renee Jenab, trustees of the Jenab Family 1997 Trust dated December 11, 1997 (together, the “Sellers”).

Pursuant to the Agreement, GSI will purchase real property located at 1213 Elko Drive, Sunnyvale, California and a 44,277 square foot office building located on that site (together, the “Property”) for an aggregate purchase price of $4,649,085.  GSI intends to use the Property as its new corporate headquarters.  GSI will place deposits of up $150,000 (the Deposits”) in an escrow account during a 30-day period (the “Feasibility Period”) while GSI reviews environmental, zoning, title and survey documentation and other due diligence matters and the Sellers satisfy various closing conditions set forth in the Agreement.  Should GSI decide during the Feasibility Period not to purchase the Property or the closing conditions specified in the Agreement are not satisfied or waived by GSI, GSI may terminate the Purchase Agreement, and recover some or all of the Deposits.  Should GSI not provide a termination notice within the Feasibility Period, the balance of the purchase price, net of the Deposits, will be payable to the Sellers at the closing of the transaction, which the parties have agreed will occur on November 10, 2009.

Prior to the execution of the Purchase Agreement, there were no material relationships between GSI and the Sellers or any related parties or affiliates of the Sellers.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 28, 2009

GSI Technology, Inc.

By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer